Exhibit 10.2

AMENDMENT

TO

PURCHASE AGREEMENT

This Amendment to Purchase Agreement is made and entered into as of the 11th day of June, 2004 by and among ARJO WIGGINS US HOLDINGS LTD., a corporation formed under the laws of England and Wales (“Seller 1”), ARJO WIGGINS NORTH AMERICA INVESTMENTS LTD., a corporation formed under the laws of England and Wales (“Seller 2,” and together with Seller 1, “Sellers”), ARJO WIGGINS APPLETON LTD. (f/k/a Arjo Wiggins Appleton p.l.c.), a corporation formed under the laws of England and Wales (“Seller Parent”), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“Buyer 1”), and NEW APPLETON LLC, a Wisconsin limited liability company wholly-owned by Buyer 1 (“Buyer 2,” and together with Buyer 1, “Buyers”).

W I T N E S S E T H:

WHEREAS, Sellers, Seller Parent and Buyers are parties to that certain Purchase Agreement dated as of July 5, 2001 (the “Original Agreement”); and

WHEREAS, effective as of 11:59 P.M. on December 7, 2001, Buyer 2 was liquidated and dissolved and all of Buyer 2’s right, title and interest in and under its contracts and agreements, including the Original Agreement, were assigned to Buyer 1 and Buyer 1 assumed and agreed to perform all of Buyer 2’s obligations under the assigned contracts and agreements, including the Original Agreement; and

WHEREAS, Sellers, Seller Parent and Buyers desire to amend the Original Agreement in accordance with and subject to the terms and conditions herein set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1. References; Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Original Agreement and all references to sections herein are references to sections of the Original Agreement. All references to the Original Agreement contained herein shall mean the Original Agreement as amended hereby.

2. Purchase Price. Section 2.2 of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

The aggregate purchase price (the “Purchase Price”) for the Partnership Interests shall be (i) $837,066,667 plus (ii) the Harrisburg Proceeds minus (iii) the amount of Appleton Debt on the Closing Date.

3. Deferred Payment. Section 2.3(b) of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

Buyer 1 shall make a payment to Seller 1 of $167,066,667 on June 11, 2004.

For the avoidance of doubt, the parties hereto agree that by making such payment, the Deferred Payment shall be satisfied in full and all operative provisions of Schedule 2.3 shall be terminated and of no further force or effect. By accepting such payment, Sellers and Seller Parent hereby waive notice of prepayment of the Deferred Payment.

4. Tax Returns and Elections. Section 5.8(b)(iv) of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(iv) Buyer 1 shall submit to Sellers or their designee (their “Tax Designee”) any tax return to be prepared (or caused to be prepared) by it or any Purchased Entity with respect to which Sellers have or may have any liability at least thirty (30) days prior to the date on which such tax return is due (including extensions) and shall make available to Sellers and Sellers’ Tax Designee such of its personnel and tax records as may be requested by Sellers and Sellers’ Tax Designee in order to allow a reasonable review thereof and the bases therefor; and Sellers and Sellers’ Tax Designee shall provide Buyer 1 with any objections thereto not less than ten (10) days prior to the date on which such tax return is due (including extensions).

5. Tax Indemnity; Tax Refunds. Section 5.9 of the Original Agreement of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

[Intentionally left blank.]

6. Section 8.1(a)(i) . Section 8.1(a)(i) of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(i) Subject to the limitations provided herein, Sellers and Seller Parent shall, jointly and severally, indemnify and hold harmless Buyers to the extent set forth in this Section 8 in respect of any Losses reasonably and proximately incurred by any Buyer or any of its Affiliates (collectively, the “Buyer Indemnitees”) (A) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform the representation and warranty set forth in Section 3.16 of this Agreement, (B) in connection with any Excluded Operations Liability to the extent relating to Environmental Laws, Environmental Claims, Environmental Permits, Hazardous Substances or any Liability relating to any environmental matters (collectively, “Excluded Operations Environmental Liabilities”), or (C) in connection with those Other Excluded Liabilities identified in Section B (Identified Environmental) of Schedule 1.2(c). The indemnity obligations of Sellers and Seller Parent for Losses reasonably and proximately incurred by any of the Buyer Indemnities in respect of clauses (A), (B) and/or (C), above, shall be collectively referred to herein as the “Remaining Indemnity Obligations.” In the case of clauses (B) and (C) in the foregoing sentence, the Sellers’ and Seller Parent’s obligations to indemnify the Buyers are absolute notwithstanding any disclosures set forth in the Schedules hereto.

7. Section 8.1(a)(ii). Section 8.1(a)(ii) of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(ii) Notwithstanding the foregoing, the sole recourse of the Buyer Indemnitees for any Losses resulting from, relating to or arising in connection with any Fox River Liability shall be pursuant to the Fox River Indemnification Agreements.

8. Section 8.1(a)(v). Section 8.1(a)(v) of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(v) (A) Except as set forth in subsection (B), below, the aggregate collective liability of Sellers and Seller Parent for Losses under Section 8.1 of this Agreement shall not exceed $93,000,000 (the “Maximum Amount”).

(B) The Maximum Amount shall not apply to the obligations of Sellers and Seller Parent under or in connection with (x) Excluded Operations Environmental Liabilities, or (y) the Fox River Indemnification Agreements, as to all of which there shall be no limit on the obligations of Sellers and Seller Parent.

For the avoidance of doubt, the parties hereto agree that any calculation of Losses for purposes of determining whether the Maximum Amount has been reached from and after the date of this Amendment shall include all Losses actually paid by Sellers or Seller Parent pursuant to Section 5.9 or Article 8 of the Original Agreement as a result of indemnification claims made by the Buyers from and after the Closing Date.

9. Section 8.2.(b). Section 8.2(b) of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(b) Notwithstanding Section 8.2(a), the representations and warranties of Sellers shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, with respect to any inaccuracy or misrepresentation in or breach of any representation or warranty made in Section 3.16.

Any cause of action for breach of a representation or warranty contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., London time, on the date on which such representation or warranty expires pursuant to this Section 8.2.

10. Section 8.4(d). Section 8.4(d) of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(d) Notwithstanding anything contained in this Section 8 to the contrary, the defense of any Third Party Claim relating to Fox River Liabilities shall be resolved solely in accordance with the Fox River Indemnification Agreements.

11. Right of Set-Off. Section 8.6 of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

[Intentionally left blank.]

12. Security. Section 8.7 of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

[Intentionally left blank.]

13. Exclusive Remedy. Section 8.8 of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

Except as otherwise provided herein, the indemnification provisions in Section 8 of this Agreement shall provide the sole and exclusive remedy of the parties hereto, their Affiliates, and any of their officers, directors, employees, stockholders, agents and representatives with respect to any and all Losses of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement, the transactions contemplated hereby, the Business, and the Purchased Entities and any of their assets and liabilities (other than Losses to the extent resulting from Fox River Liabilities (for which the sole recourse of Buyers, their Affiliates and any of their officers, directors, employees, stockholders, agents and representatives shall be pursuant to the Fox River Indemnification Agreements)). In furtherance of the foregoing, each party hereby waives, on its own behalf and on behalf of its Affiliates and of any of their officers, directors, employees, stockholders, agents and representatives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action any of them may now or hereafter have against the other party and its Affiliates and their officers, directors, employees, stockholders, agents and representatives, arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation (including without limitation any such rights, claims and causes of action relating to Environmental Law or arising under or based upon common law) or otherwise (except pursuant to Section 8 of this Agreement).

14. Seller Parent Guarantee. Section 12 of the Original Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

Seller Parent hereby unconditionally and absolutely guarantees to Buyers the prompt and full payment and performance of all covenants, agreements and other obligations of Sellers hereunder, including but not limited to all of Sellers’ indemnification obligations pursuant to Section 8. The foregoing guarantee shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of Sellers hereunder or for any other reason whatsoever. Seller Parent hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Buyers exhaust any right or take any action against Sellers in respect of any of their obligations hereunder.

15. No Other Indemnities. The parties hereto acknowledge and agree that, except for the Remaining Indemnity Obligations, all indemnification obligations of Seller Parent and Sellers pursuant to Sections 5.9 and 8.1 of the Original Agreement are hereby terminated and released and shall be of no further force and effect. Notwithstanding the foregoing, Seller Parent and Sellers shall be responsible for and be obligated to pay and/or satisfy (subject to the terms and conditions of the Original Agreement prior to the Effective Date) all Losses incurred prior to 11:59 p.m. (eastern time) on June 2, 2004 (the “Indemnity Claims Time”), including, without limitation, Losses for which claims have been made, or invoices or statements of account have been submitted to the Sellers and/or Seller Parent, by Buyers or Appleton prior to the Indemnity Claims Time, and Buyers shall be responsible for and obligated to pay and/or satisfy all Losses incurred after the Indemnity Claims Time with respect to all matters other than those relating to the Remaining Indemnity Obligations.

16. Roaring Spring Water Supply. Buyer 1 covenants and agrees with the Sellers that it will, and will cause Appleton to, use its best efforts to avoid disruptions to the water supply to Appleton’s mill located in Roaring Spring, Pennsylvania as a result of the activities of New Enterprise Stone and Lime Co. or any of its successors. The parties hereto acknowledge and agree that from and after the date hereof, Seller 1 shall have no further obligation to pay or reimburse Appleton for one-half of the legal fees and expenses being incurred in connection with challenging New Enterprise’s Noncoal Surface Mining Permit revisions, which affect such water supply; provided, however, that the elimination of such obligation shall not have any impact on the indemnity obligations of Sellers and Seller Parent with respect to Item No. 7 of Section B of Schedule 1.2(c).

17. Effective Date. This Amendment shall be effective on the date hereof (“Effective Date”) when each of the following shall have been executed and delivered by the parties hereto, all of which are conditions to the effectiveness of this Amendment:

(a) This Amendment shall have been executed and delivered by the parties hereto.

(b) The appropriate parties shall have executed an Amended and Restated Relationship Agreement (the “Amended Relationship Agreement”) in form and substance reasonably satisfactory to the Sellers, Seller Parent and Buyers.

(c) Amendments to the Fox River Indemnification Agreements shall have been executed and delivered by the parties thereto in form and substance reasonably satisfactory to Sellers, Seller Parent and Buyers.

(d) An amendment and endorsement to that certain Indemnity Claim Insurance Policy No. 529 5316 (the “Policy”) issued by Commerce Industry Insurance Company in favor of Arjo Wiggins Appleton (Bermuda) Limited (“Bermuda”) shall have been executed by the appropriate parties thereto and shall have become effective.

(e) The Trustee under the Indenture pursuant to which Appleton’s 12½% Senior Subordinated Notes due 2008, and the Administrative Agent under that certain Credit Agreement dated as of November 9, 2001, as amended through the date hereof, to which Appleton, PDC and certain banks and other financial institutions are parties, shall have consented to the Amended Relationship Agreement and the amendment of and endorsement to the Policy.

(f) Seller 1 and Seller Parent shall have executed a payoff letter with respect to the satisfaction of the Deferred Payment and Buyer 1 and Appleton shall have accepted and agreed to such payoff letter.

(g) Buyer 1 shall have made the payment required by Section 2.3(b) to Seller 1 by wire transfer of immediately available funds to an account designated by Seller 1 prior to the Effective Date.

(h) Seller 1 shall execute and deliver to Buyer 1 an acknowledgement of the receipt of the funds referred to in (g), above.

18. Miscellaneous.

(a) Representations and Warranties. The parties hereto represent and warrant to each other that this Amendment has been duly authorized by all requisite corporate, limited liability company or other action prior to the date hereof and each of the parties hereto have full power and authority to execute and deliver this Amendment and perform its obligations hereunder. This Amendment has been duly executed and delivered by each of the parties hereto and constitutes a valid and legally binding obligation of each of the parties hereto.

(b) Binding Agreement; Assignment. This Amendment shall be binding upon and inure to the benefit of the parties named herein and to their respective successors and assigns.

(c) Amendments and Waivers. Any change or amendment hereto or any waiver hereunder must be in writing and signed by the party or parties against whom such change, amendment or waiver is sought to be enforced.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of New York.

(e) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(f) No Other Amendment. Except as specifically provided herein, the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to Purchase Agreement as of the day and year first written above.

ARJO WIGGINS US HOLDINGS LTD.

By:	/s/ Christopher Gower
Name: Christopher Gower
Title: Authorized Signatory

ARJO WIGGINS NORTH AMERICA INVESTMENTS LTD.

By:	/s/ Vincent Favier
Name: Vincent Favier
Title: Authorized Signatory

ARJO WIGGINS APPLETON LTD.

By:	/s/ Vincent Favier
Name: Vincent Favier
Title: Authorized Signatory

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Dale E. Parker
Dale E. Parker, Chief Financial Officer and Treasurer

NEW APPLETON LLC

By:	Paperweight Development Corp., successor in interest

By:	/s/ Dale E. Parker
Dale E. Parker, Chief Financial Officer and Treasurer